EXHIBIT 99.16



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Ruby Mining Company
Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Ruby Mining Company and subsidiaries (A Development Stage Enterprise) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years then ended, and the inception period from April 15, 1988 to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ruby Mining Company and subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, and for the inception period from April 15, 1988 to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will require substantial additional funds to sustain research and development and commence and continue operating activities until such time as the Company can generate positive cash flows from operations. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans to raise additional funds and begin operations are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/S/ CHERRY, BEKAERT & HOLLAND, L.L.P.


Atlanta, Georgia
March 31, 2005

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2004 and 2003

                                     Assets
                                                                    2004              2003
                                                                -------------    -------------
Current Assets
   Cash in bank                                                 $    268,996      $    352,037
   Expense and employee receivables                                  261,488           173,976
   Other current assets                                              106,157            11,368
                                                                ------------      ------------


           TOTAL CURRENT ASSETS                                      636,641           537,381

Furniture, fixtures, computer equipment and leasehold
  improvements, less accumulated depreciation of
  $137,010 and $136,774, respectively                                    522               758
New World Legacy-vessel, less accumulated
  depreciation of $37,901 and $0, respectively                       760,019              --
Investment                                                           315,000              --
Other assets                                                          38,014            47,714
                                                                ------------      ------------


           TOTAL ASSETS                                         $  1,750,196      $    585,853
                                                                ============      ============

                      Liabilities and Stockholders' Deficit
LIABILITIES
Current liabilities
   Accounts payable                                             $    370,905      $    640,326
     Accrued compensation and consulting fees                        431,800           202,000
   Short-term advances                                               369,758           212,200
                                                                ------------      ------------

           TOTAL CURRENT LIABILITIES                               1,172,463         1,054,526

Nonconvertible debentures, net of unamortized discount
 of $1,051,301 and $1,442,807, respectively                        3,948,699         3,557,193
Interest payable                                                   2,948,687         2,513,441
                                                                ------------      ------------

           TOTAL LIABILITIES                                       8,069,849         7,125,160
                                                                ------------      ------------

Stockholders' Deficit
   Common stock; $.001 par value, 100,000,000 shares
      authorized; 55,340,890 and 45,966,144 shares
      issued and outstanding at December 31, 2004
      and 2003, respectively                                          55,341            45,966
   Additional paid-in capital                                     11,356,312         8,223,032
     Subscribed shares                                                75,250           274,975
     Receivable for exercised options                                   --            (237,175)
   Development stage deficit                                     (17,806,556)      (14,846,105)
                                                                ------------      ------------

        Total stockholders' deficit                               (6,319,653)       (6,539,307)
                                                                ------------      ------------

        Total liabilities and stockholders' deficit             $  1,750,196      $    585,853
                                                                ============      ============


The accompanying notes are an integral part of these financial statements.

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
       Since inception and for the years ended December 31, 2004, and 2003


                                              INCEPTION TO
                                                  2004             2004            2003
                                              ------------      -----------     -----------

Revenues                                      $    199,927      $      --        $    --
                                              ------------      -----------      ----------

Operating expenses
   Compensation and employee benefits            3,401,525          379,675          205,969
     Forgiveness of salaries                      (663,625)            --           (663,625)
   Research and development                      1,840,423          250,000          150,000
   General and administrative                    3,985,626          332,523          400,830
   Depreciation and amortization                   187,775           38,138           11,204
   Professional fees                             4,143,893          754,713          276,287
   Exploration expense                             434,674          434,674             --
                                              ------------      -----------      -----------
Total expenses                                  13,330,291        2,189,723          380,665
                                              ------------      -----------      -----------

        Operating loss                         (13,130,364)      (2,189,723)        (380,665)

   Other income (expenses)                         748,895          127,682          114,658
   Interest expense                             (5,425,087)        (898,410)        (864,850)
                                              ------------      -----------      -----------

        Net (loss)                            $(17,806,556)     $(2,960,451)     $(1,130,857)
                                              ============      ===========      ===========

        (Loss) per basic and dultued shares                     $     (0.06)     $     (0.04)
                                                                ===========      ============
























The accompanying notes are an integral part of these financial statements.

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   CONSOLIDATED STATEMENTS OF CASH FLOWS Since inception and for the years ended December 31, 2004 and 2003

                                                    INCEPTION TO
                                                         2004               2004            2003
                                                     -------------     -------------    ------------
Operating activities
   Net loss                                          $(17,806,556)     $ (2,960,451)    $ (1,130,857)
   Adjustments to reconcile net loss
     to net cash used in operating
     activities:
       Depreciation and amortization                      186,557            38,138          11,204
       Discount Amortization                            2,044,557           391,506         324,028
       Stock issued for professional services           1,108,960           230,000            --
      Increase in accounts payable                      1,158,221            67,438         204,812
      Increase in interest payable                      2,971,556           455,897         444,691
      Increase in expense receivable                       23,038           (40,069)        (71,711)
      Other, net                                          290,893           248,521         438,538
                                                     ------------      ------------     -----------

      NET CASH USED IN OPERATING ACTIVITIES           (10,022,774)       (1,569,020)       (656,371)
                                                     ------------      ------------     -----------

Investing activities
   Advances under expense receivable                     (148,478)           (4,443)         (4,174)
   Investment in stock                                    (20,000)          (20,000)           --
   Purchases of furniture, fixtures and computer
      Equipment                                          (597,098)         (447,921)           --
                                                     ------------      ------------     -----------

      NET CASH USED IN INVESTING ACTIVITIES              (765,576)         (472,364)         (4,174)
                                                     ------------      ------------     -----------

Financing activities
   Issuance of common stock and warrants                8,233,396         1,805,710         615,701
   Short-term advances                                    844,558           352,358         210,300
   Stock subscription                                      75,250          (199,725)        184,975
   Issuance of non-convertible debentures               1,904,142              --              --
                                                     ------------      ------------     -----------

      NET CASH PROVIDED BY FINANCING ACTIVITIES        11,057,346         1,958,343       1,010,976
                                                     ------------      ------------     -----------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                            268,996           (83,041)        350,431

CASH AND CASH EQUIVALENTS AT THE BEGINNING
   OF PERIOD                                                 --             352,037           1,606
                                                     ------------      ------------     -----------

CASH AND CASH EQUIVALENTS AT THE END OF PERIOD       $    268,996      $    268,996      $   352,037
                                                     ============      ============      ===========






The accompanying notes are an integral part of these financial statements.

                                                RUBY MINING COMPANY AND SUBSIDIARY
                                                 (A DEVELOPMENT STAGE ENTERPRISE)
                                    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                              Since Inception and for the years ended December 31, 1988 through 2004


                                    COMMON STOCK      PAID-IN  TREASURY       NOTE       SUBSCRIBED    DEVELOPMENT        TOTAL
                                                     CAPITAL    STOCK      RECEIVABLE      STOCK      STAGE DEFICIT    STOCKHOLDERS'
                                                                              FROM                                       DEFICIT
                                                                          STOCKHOLDERS
                                   Shares   Amount
                                   -------  ------  --------   --------   ------------   ----------   -------------    ------------

Balance as of April 15, 1988         --     $ --    $  --      $   --      $    --       $   --       $       --       $      --

   Issuance of common stock        68,500     685     34,315       --           --           --               --             35,000
   Net loss                          --       --       --          --           --           --             (49,132)        (49,132)
                                   ------   -----   -------    --------    -----------   ----------   -------------    ------------

Balance as of December 31, 1988    68,500     685     34,315       --           --           --             (49,132)        (14,132)

   Stock repurchase                (2,000)     --       --      (15,000)        --           --               --            (15,000)
   Net loss                          --        --       --         --           --           --             (55,407)        (55,407)
                                   ------   -----   -------    --------    -----------   ----------   -------------    ------------

Balance as of December 31, 1989    66,500     685     34,315    (15,000)        --           --            (104,539)        (84,539)

   Issuance of common stock         5,000      50     59,950       --           --           --               --             60,000
   Net loss                          --       --       --          --           --           --            (109,666)       (109,666)
                                   ------   -----   -------    --------    -----------   ----------   -------------    ------------

Balance as of December 31, 1990    71,500     735     94,265    (15,000)        --           --            (214,205)       (134,205)

   Issuance of common stock         1,750      18     37,482       --           --           --               --             37,500
   Net loss                          --       --       --          --           --           --             (72,385)        (72,385)
                                   ------   -----   --------   --------    -----------   ----------   -------------    ------------

Balance as of December 31, 1991    73,250   $ 753   $131,747   $(15,000)   $    --       $   --       $    (286,590)   $   (169,090)

                                    RUBY MINING COMPANY AND SUBSIDIARY
                                     (A DEVELOPMENT STAGE ENTERPRISE)
                 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT (CONTINUED)
                 Since Inception and for the years ended December 31, 1988 through 2004


                                   COMMON STOCK       PAID-IN     TREASURY       NOTE       SUBSCRIBED    DEVELOPMENT     TOTAL
                                                      CAPITAL      STOCK      RECEIVABLE      STOCK     STAGE DEFICIT  STOCKHOLDERS'
                                                                                FROM                                      DEFICIT
                                                                             STOCKHOLDERS
                                  Shares   Amount
                                  -------  ------    ---------   ---------    ---------    -----------   -------------    ----------

Balance as of December 31, 1991    73,250  $   753   $  131,747  $ ($5,000)   $    --      $      --     $   (286,590)    $(169,090)

   Issuance of common stock       538,950    5,390      138,585       --            --            --              --        143,975
   Net loss                          --       --           --         --            --            --          (93,747)      (93,747)
                                  -------  -------   ----------  ---------    ---------    -----------   ------------     ---------

Balance as of December 31, 1992   612,200    6,143      270,332    (15,000)         --            --         (380,337)      (18,862)

   Issuance of common stock        15,946      159      155,855       --            --            --              --        156,014
   Stock repurchase                  (500)    --           --       (5,000)         --            --              --         (5,000)
   Stock record adjustments            30      (25)      15,971       --            --            --              --         15,946
   Adjusted loss - Expense R&D       --       --           --         --            --            --         (380,641)     (380,641)
   Net loss                          --       --           --         --            --            --         (100,369)     (100,369)
                                  -------  -------   ----------  ---------    ---------    -----------   ------------     ---------

Balance as of December 31, 1993   627,676    6,277      442,158    (20,000)         --            --         (861,347)     (432,912)

   Issuance of common stock        11,869      119      262,261       --            --            --             --         262,380
   Net loss                          --       --           --         --            --            --         (265,260)     (265,260)
                                  -------  -------   ----------  ---------    ---------    -----------   ------------     ---------

Balance as of December 31, 1994   639,545    6,396      704,419    (20,000)         --            --       (1,126,607)     (435,792)

   Issuance of common stock       105,155    1,051      371,299       --            --            --             --         372,350
   Net loss                          --       --           --         --            --            --         (404,316)     (404,316)
                                  -------  -------   ----------  ---------    ---------    -----------   ------------     ---------

Balance as of December 31, 1995   744,700  $ 7,447    1,075,718    (20,000)         --            --       (1,530,923)     (467,758)

   Issuance of common stock        36,660      367      619,902       --            --            --             --         620,269
   Stock repurchase                (7,500)     (75)          75       --            --            --         (250,000)
   Net loss                          --       --           --         --            --            --         (742,022)     (742,022)
                                  -------  -------   ----------  ---------    ---------    -----------   ------------     ---------

Balance as of December 31, 1996   773,860  $  7,739  $1,695,695  $(270,000)   $    --      $      --     $ (2,272,945)    $(839,511)

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT (CONTINUED) Since Inception and for the years ended December 31, 1988 through 2004

                                         COMMON STOCK         PAID-IN       TREASURY
                                                              CAPITAL         STOCK


                                      Shares      Amount
                                    ----------  ----------   ----------     ----------

Balance as of December 31, 1996        773,860   $   7,739   $1,695,695     $(270,000)

   Issuance of common stock             47,324        473     1,357,827        -
   Stock split- 20 for 1, 5-25-97   15,648,396    156,484      (156,484)       -
   Stock repurchase                       (500)        (5)            5       (10,000)
   Net loss                             -           -             -            -
                                    ----------    --------   ----------     ----------

Balance as of December 31, 1997     16,469,080    164,691     2,897,043      (280,000)

   Issuance of common stock           501,772       5,018     1,424,284        -
   Loan to stockholder                  -           -             -            -
   Net loss                             -           -             -            -
   Gain from forgiveness of debt        -           -             -            -
                                    ----------    --------   ----------     ----------

Balance as of December 31, 1998     16,970,852    169,709     4,321,327      (280,000)

   Issuance of common stock           310,428       3,104       542,397        -
   Capital adjustment                   -           -           (67,941)       -
   Net loss                             -           -             -            -
                                    ----------    --------   ----------     ----------

Balance as of December 31, 1999     17,281,280   172,813      4,795,783      (280,000)

   Issuance of common stock            329,035     3,290        414,064        -
   Net loss                             -          -              -            -
                                    ----------   --------    ----------     ----------

Balance as of December 31, 2000     17,610,315   $176,103    $5,209,847     $(280,000)



                                        NOTE        SUBSCRIBED    DEVELOPMENT      TOTAL
                                      RECEIVABLE      STOCK      STAGE DEFICIT  STOCKHOLDERS'
                                         FROM                                      DEFICIT
                                     STOCKHOLDERS

                                       ---------    -----------  -------------  ------------

Balance as of December 31, 1996        $   -        $     -      $(2,272,945)   $  (839,511)

   Issuance of common stock                -              -             -         1,358,300
   Stock split- 20 for 1, 5-25-97          -              -             -              -
   Stock repurchase                        -              -             -           (10,000)
   Net loss                                -              -       (2,722,282)    (2,722,282)
                                       ----------   ----------   -----------    -----------

Balance as of December 31, 1997            -              -       (4,995,227)    (2,213,493)

   Issuance of common stock                -              -             -         1,429,302
   Loan to stockholder                     -              -             -              -
   Net loss                                -              -       (2,257,981)    (2,257,981)
   Gain from forgiveness of debt           -              -          450,526        450,526
                                       ----------   ----------   -----------    -----------

Balance as of December 31, 1998            -              -       (6,802,682)    (2,591,646)

   Issuance of common stock                -              -             -           545,501
   Capital adjustment                      -              -             -           (67,941)
   Net loss                                -              -       (1,560,377)    (1,560,377)
                                       ----------   ----------   -----------    -----------

Balance as of December 31, 1999            -              -       (8,363,059)    (3,674,463)

   Issuance of common stock                -              -             -           417,354
   Net loss                                -              -       (1,300,940)    (1,300,940)
                                       ----------   ----------   -----------    -----------

Balance as of December 31, 2000        $   -        $     -      $(9,663,999)   $(4,558,049)

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT (CONTINUED) Since Inception and for the years ended December 31, 1988 through 2004

                                        COMMON STOCK         PAID-IN     TREASURY
                                                             CAPITAL      STOCK
                                    Shares       Amount
                                    -------      ------     ---------    ---------

Balance as of December 31, 2000     17,610,315  $ 176,103   $5,209,847   $(280,000)

  Stock effect of reverse merger     2,230,000      2,230       33,270        -
  Retirement of treasury stock            -          -        (280,000)    280,000
  Issuance of common stock           2,225,933      2,226      860,672        -
  Issuance of warrants                    -          -          88,688        -
  Capital effect of reverse               -      (158,493)     158,493        -
  merger
  Adj. Development state                  -          -            -           -
  deficit
  Net loss                                -          -            -           -
                                    ----------  ---------   -----------  ---------

Balance as of December 31, 2001     22,066,248     22,066    6,070,970        -

  Issuance of common stock           7,700,000      7,700      856,833        -
  Subscribed stock                        -          -            -           -
  Issuance of warrants                    -          -          61,036        -
  Stock record adjustment               53,921         54         -           -
  Notes receivable for                    -          -            -           -
  exercised options
  Net loss                                -          -            -           -
                                    ----------  ---------  -----------   ---------

Balance as of December 31, 2002     29,820,169     29,820    6,988,839        -

  Issuance of common stock          16,145,975     16,146    1,234,193        -
  Subscribed stock                        -          -            -           -
  Notes receivable for                    -          -            -           -
  exercised options
  Net loss                                -          -            -           -
                                    ----------  ---------   ----------   ---------

Balance as of December 31, 2003     45,966,144  $  45,966   $8,223,032   $    -

                                         NOTE       SUBSCRIBED      DEVELOPMENT        TOTAL
                                      RECEIVABLE      STOCK       STAGE DEFICIT    STOCKHOLDERS'
                                        FROM                                          DEFICIT
                                     STOCKHOLDERS

                                       ---------    ---------     ------------     -----------

Balance as of December 31, 2000       $    -        $     -       $ (9,663,999)    $(4,558,049)

  Stock effect of reverse merger           -              -              -              35,500
  Retirement of treasury stock             -              -              -                -
  Issuance of common stock                 -              -              -             862,898
  Issuance of warrants                     -              -              -              88,688
  Capital effect of reverse                -              -              -                -
  merger
  Adj. Development state                   -              -            (9,567)          (9,567)
  deficit
  Net loss                                 -              -         (2,172,985)     (2,172,985)
                                      ---------     ---------     ------------     -----------

Balance as of December 31, 2001            -              -        (11,846,551)     (5,753,515

  Issuance of common stock                 -              -            -               864,533
  Subscribed stock                         -           90,000          -                90,000
  Issuance of warrants                     -              -            -                61,036
  Stock record adjustment                  -              -            -                    54
  Notes receivable for                 (302,896)          -            -              (302,896)
  exercised options
  Net loss                                 -              -         (1,868,697)     (1,868,697)
                                      ---------     ---------     ------------     -----------

Balance as of December 31, 2002        (302,896)       90,000      (13,715,248)     (6,909,485)

  Issuance of common stock                 -          (90,000)         -             1,160,339
  Subscribed stock                         -          274,975          -               274,975
  Notes receivable for                   65,721        -               -                65,721
  exercised options
  Net loss                                 -           -            (1,130,857)     (1,130,857)
                                      ---------     ---------     ------------     -----------

Balance as of December 31, 2003       $(237,175)    $ 274,975     $(14,846,105)    $(6,539,307)

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT (CONTINUED) Since Inception and for the years ended December 31, 1988 through 2004

                                               COMMON STOCK          PAID-IN      TREASURY
                                                                     CAPITAL       STOCK
                                             Shares       Amount
                                           ----------   ---------   -----------   ---------
Balance as of December 31, 2003            45,966,144   $  45,966   $ 8,223,032   $  -

    Issuance of common stock                9,374,746       9,375     2,713,280      -

    Subscribed stock                           -            -            -           -

    Issuance of warrants                       -            -           420,000      -

    Notes receivable for exercised options     -            -            -           -

    Net loss                                   -            -            -           -
                                           ----------   ---------   -----------   ---------

Balance as of December 31, 2004            55,340,890   $  55,341   $11,356,312   $   -
                                           ==========   =========   ===========   =========



                                           TREASURY        NOTE         SUBSCRIBED     DEVELOPMENT           TOTAL
                                            STOCK       RECEIVABLE         STOCK       STAGE DEFICIT     STOCKHOLDERS'
                                                          FROM                                               DEFICIT
                                                       STOCKHOLDERS'
                                           ---------   -------------    ------------    --------------    --------------
Balance as of December 31, 2003            $  -        $    (237,175)   $    274,975    $  (14,846,105)   $  (6,539,307)

    Issuance of common stock                  -                -            (274,975)           -             2,447,680

    Subscribed stock                          -                -               5,250            -                 5,250

    Issuance of warrants                      -                -              70,000            -               490,000

    Notes receivable for exercised options    -              237,175          -                  -              237,175

    Net loss                                  -                -          (2,960,451)       (2,960,451)
                                           ---------   -------------    ------------    --------------    -------------

Balance as of December 31, 2004            $   -       $       -        $     75,250    $  (17,806,556    $  (6,319,653)
                                           =========   =============    ============    ==============    =============



Note A - See Schedule of
Stock Issuances below

            NOTE A - Schedule of Stock
                     Issuances

                                               RUBY MINING COMPANY AND SUBSIDARY
                                                (A DEVELOPMENT STAGE ENTERPRISE)
                                                  SCHEDULE OF STOCK ISSUANCES
                             Since Inception and for the years ended December 31, 1988 through 2004

                       DATE                  YEAR     # OF SHARES               CONSIDERATION RECEIVED
           ---------------------------------------------------------------------------------------------------------------------
BALANCE AS OF APRIL 15, 1988                      0

                                    Year 1988     68,500      Private placement, average issue price $0.51

BALANCE AS OF DECEMBER 31, 1988                   68,500

                                    Year 1989     (2,000)    Shares repurchased at issue price, $7.50 per share

BALANCE AS OF DECEMBER 31, 1989                   66,500

                                    Year 1990     5,000      Private placement, average issue price $12 per share

BALANCE AS OF DECEMBER 31, 1990                   71,500

                                    Year 1991     1,750      Private placement, average issue price $21.429 per share

BALANCE AS OF DECEMBER 31, 1991                   73,250

                                    Year 1992     538,950    Rights offering exercised $0.15, average issue price for 1992 $0.27

BALANCE AS OF DECEMBER 31, 1992                   612,200

                                    Year 1993     15,946     Private placement, average issue price $10.78 per share
                                    Year 1993     (500)      Shares repurchased at issue price
                                    Year 1993     30         Stock record adjustments

BALANCE AS OF DECEMBER 31, 1993                   627,676

                                    Year 1994     11,869     Private placement, average issue price $22.11 per share

BALANCE AS OF DECEMBER 31, 1994                   639,545

                                            RUBY MINING COMPANY AND SUBSIDARY
                                            (A DEVELOPMENT STAGE ENTERPRISE)
                                         SCHEDULE OF STOCK ISSUANCES - CONTINUED
                         Since Inception and for the years ended December 31, 1988 through 2004

            DATE                 YEAR         # OF SHARES                       CONSIDERATION RECEIVED
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AS OF DECEMBER 31, 1994                      639,545

                                    Year 1995        105,155        Private placement, average issue price $3.54 per share

BALANCE AS OF DECEMBER 31, 1995                      744,700

                                    Year 1996        36,660         Private placement, average issue price $16.92 per share
                                    Year 1996        (7,500)        Stock repurchase from an officer, price of $33.33 per share

BALANCE AS OF DECEMBER 31, 1996                      773,860

                                    May 25, 1997     15,648,396     Stock split declared 20 for 1 in form of 19 shares
                                                                 for 1 dividend, non-cash
                                    Year 1997        47,324         Private placement, average issue price $28.70 per share
                                    Year 1997        (500)          Stock repurchased from shareholder

BALANCE AS OF DECEMBER 31, 1997                      16,469,080

                                    Year 1998        501,772        Private placement, average issue price $2.85 per share

BALANCE AS OF DECEMBER 31, 1998                      16,970,852

                                    Year 1999        310,428        Private placement, average issue price $1.76 per share

BALANCE AS OF DECEMBER 31, 1999                      17,281,280

                                    Year 2000        329,035        Private placement, average issue price $1.27 per share

BALANCE AS OF DECEMBER 31, 2000                      17,610,315

                                            RUBY MINING COMPANY AND SUBSIDARY
                                            (A DEVELOPMENT STAGE ENTERPRISE)
                                         SCHEDULE OF STOCK ISSUANCES - CONTINUED
                           Since Inception and for the years ended December 31, 1988 thru 2004


            DATE                  YEAR                 # OF SHARES                      CONSIDERATION RECEIVED
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AS OF DECEMBER 31, 2000                        17,610,315

                                  May 25, 2001         2,230,000     Note 1 - Beginning balance effects of merger
                                  Various              360,500       Cash of $1 and $1.50 per share totaling $363,750
                                  March 9, 2001        90,360        Non-cash, conversion of notes payable, equivalent to $.50/share
                                  May 25, 2001         15,073        Non-cash, stock for invoice payment equivalent to $1.00/Share
                                  August 21, 2001      445,000       Non-cash, payment of consulting fees, equivalent to $.245/Share
                                  September 20, 2001   1,165,000     Non-cash, payment of consulting fees, equivalent to $.245/Share
                                  November 20, 2001    150,000       Non-cash, payment of consulting fees, equivalent to $.20/Share

BALANCE AS OF DECEMBER 31, 2001                        22,066,248

                                  Various              4,500,000     Options exercised for cash and notes $.10 to $.36 per share
                                  January 23, 2002     750,000       Non-cash, payment of consulting fees, $.36 per share
                                  June 18, 2002        1,000,000     Non-cash, payment of consulting fees, $.09 per share
                                  September 4, 2002    1,450,000     Non-cash, payment of consulting fees, $.07 per share
                                  December 31, 2002    53,921        Stock record adjustment

BALANCE AS OF DECEMBER 31, 2002                        29,820,169

                                             RUBY MINING COMPANY AND SUBSIDARY
                                             (A DEVELOPMENT STAGE ENTERPRISE)
                                          SCHEDULE OF STOCK ISSUANCES -CONTINUED
                            Since Inception and for the years ended December 31, 1988 thru 2004

            DATE                    YEAR               # OF SHARES                      CONSIDERATION RECEIVED
--------------------------------------------------------------------------------------------------------------------------
BALANCE AS OF DECEMBER 31, 2002                         29,820,169

                                   Various              1,400,000       Private Placement, Stock issued at $.25 per share
                                   Various              504,708         Non-cash, conversion of debt, equivalent to $.05/share
                                   Various              558,592         Non-cash, conversion of debt, equivalent to $.25/Share
                                   February 26, 2003    600,000         Restricted Stock issued at $0.25 per share
                                   October 2, 2003      1,821,250       Private Placement, Stock issued at $.08 per share
                                   November 18, 2003    1,599,469       Non-cash conversion of debt, equivalent to $0.0325 per share
                                   November 20, 2003    300,000         Restricted Stock issued at $0.03 per share
                                   November 20, 2003    375,000         Restricted Stock issued at $0.04 per share
                                   November 21, 2003    200,000         Non-cash, conversion of debt, equivalent to $.123/share
                                   December 2, 2003     2,173,913       Non-cash, conversion of debt, equivalent to $.023/share
                                   December 2, 2003     3,913,043       Non-cash, conversion of debt, equivalent to $.025/share

BALANCE AS OF DECEMBER 31, 2003                         45,966,144


                                   Various              3,590,000      Private Placement, Stock issued at $.25 per share
                                   Various              722,858        Private Placement, Stock issued at $.70 per share
                                   Various              1,843,188      Non-cash conversion of debt, equivalent to $0.25 per share
                                   February 25, 2004    91,111         Non-cash conversion of debt, equivalent to $0.05 per share
                                   March 23, 2004       319,732        Non-cash conversion of debt, equivalent to $0.02626 per share
                                   April 2, 2004        150,000        Restricted Stock, Option exercise $0.09 per share
                                   April 2, 2004        150,000        Restricted Stock, Option exercise $0.18 per share
                                   July 16, 2004        500,000        S-8 Stock Issued on warrant exercise $0.12 per share
                                   July 18, 2004        150,000        Restricted Stock, warrant exercise $0.10 per share
                                   August 18, 2004      150,000        Restricted Stock, warrant exercise $0.20 per share
                                   September 7, 2004    500,000        Non-cash, Restricted Stock issued for goods & services
                                                                       $.46 per share
                                   December 31, 2004    157,857        Non-cash, Restricted Stock issued for goods & services
                                                                       $.70 per share
                                   December 22, 2004    1,050,000      Restricted Stock, Non-cash investment,
                                                                       Nova Marine Exploration $0.30

BALANCE AS OF DECEMBER 31, 2004                         55,340,890

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Notes to Financial Statements
                           December 31, 2004 and 2003

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

         Ruby Mining Company (the "Company"), and it's wholly owned subsidiaries, Admiralty Corporation, and Admiralty Marine Operations, Ltd., are a development stage enterprise. The Company's primary offices are located in Atlanta, Georgia. During the second quarter of 2001, the Company reorganized by entering into a stock purchase agreement with Admiralty Corporation whereby the Company issued shares of its common stock in exchange for all of the outstanding common stock of Admiralty Corporation. The reorganization was accounted for as a recapitalization of Admiralty because the shareholders of Admiralty controlled the Company immediately after the acquisition. Accordingly, there was no adjustment to the carrying value of the assets or liabilities of Admiralty resulting from the recapitalization. Admiralty is now a wholly owned subsidiary of the Company. The Company is the acquiring entity for legal purposes and Admiralty is the surviving entity for accounting purposes. The primary business of Admiralty is now that of the Company.

         Admiralty Corporation was incorporated in the State of Georgia in 1988. Since inception, Admiralty has undertaken to fund and conduct research to develop a remote sensing nonferrous metal detection device referred to by Admiralty as ATLIS(TM). Upon completion of research, development and testing, the Company intends to use the device to locate, identify, and quantify gold and silver bullion, coins, and artifacts located on and beneath the ocean floor. The Company believes that much of these artifacts are located in waters governed by foreign countries. Accordingly, the Company is developing relationships with these countries to permit the Company to seek historical shipwreck sites in these waters.

         During the quarter ending March 31, 2004, the Company organized Admiralty Marine Operations, Ltd., as a wholly owned subsidiary. Admiralty Marine Operations, Ltd., through capitalization from the Company, acquired the New World Legacy, a research vessel, for cash consideration of $447,921, and for equity instruments of the Company valued at $350,000.

         The Company is a development stage enterprise and is primarily funding and conducting research to develop ATLIS(TM). As of the Company's current year-end, the Company does not have sufficient funds to complete development of the ATLIS(TM) technology, fund administrative expenses and conduct initial explorations, which may result in revenues. Management believes that sufficient capital to continue research, development and operating activities can be obtained through private and public placements of equity and debt securities. Management recognizes that additional capital will be needed to continue research, development and operations and is working with various financial advisors to facilitate private placements and a public offering of the Company's common stock. In addition, the Company is considering opportunities for partnering or forming alliances with other exploration companies. The success of the Company is dependent upon management's ability to implement this plan.

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    Notes to Financial Statements - continued
                           December 31, 2004 and 2003

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

         NATURE OF BUSINESS -CONTINUED

         During 2002, the Company jointly formed a limited liability company ("the LLC") with another exploration company, in which the companies would jointly pursue certain identified exploration opportunities. As part of the operating agreement of the LLC, the Company would receive an initial license fee of $1.0 million for use of the ATLIS(TM) technology by the LLC. As of December 31, 2002, the Company has received approximately $200,000 of this license fee. Management of the Company determined in 2002 that due to the uncertainty surrounding the performance of the other company under the operating agreement, the remaining receivable for the license fee is not collectible and had reduced this receivable, and the related revenue deferral, to zero. On November 10, 2003, the Company announced a nullification, cancellation, and discontinuation of International Recovery Group, LLC (IRG) (the "LLC").

         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         METHOD OF ACCOUNTING

         The accompanying financial statements include the accounts of Ruby Mining Company, Admiralty Corporation, and Admiralty Marine Operations, Ltd., and have been prepared on the accrual basis of accounting. Under the accrual method, revenues are recognized when earned and expenses are recognized when the related goods or services are received. Significant intercompany accounts are eliminated in consolidation.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences may be material to the financial statements.

         CASH IN BANK

         Cash in bank consists of demand deposits and cash equivalents. The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

                                 RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    Notes to Financial Statements - continued
                           December 31, 2004 and 2003

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         FURNITURE, FIXTURES AND COMPUTER EQUIPMENT

         Furniture, fixtures, and computer equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from five to seven years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the lease term

         INCOME TAXES

         The Company accounts for income taxes using the asset and liability approach in accordance with Statement of Financial Accounting Standard No. 109. Under the asset and liability approach deferred tax assets and liabilities are recognized for the future tax benefit and expense which is expected to arise from differences between asset and liability amounts reported for financial statement and tax purposes. Tax assets may also be recognized for net operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

         RESEARCH AND DEVELOPMENT

         The Company's research and development expenses represent payments and amounts due to Larsen Laboratory for development of the ATLIS(TM) nonferrous metal detection device. Larsen Laboratory (a related party) is solely owned by a stockholder and former director of the Company. At December 31, 2004 and 2003, amounts payable to Larsen Laboratory for these services were $85,000 and $185,000, respectively. The company paid to Larson Laboratories $350,000 and $50,000 in 2004 and 2003, respectively, for production of the ATLIS(TM) field unit.

         The Company expenses research and development costs, including the cost of materials used in pre-operating prototypes, when incurred.

         FINANCIAL INSTRUMENTS

         Financial instruments include cash in bank, accounts payable, accrued compensation and consulting fees, non-convertible debentures and interest payable. These amounts are recorded at historical cost basis, which approximates fair value. Cash balances in financial institutions periodically exceed insured amounts. These balances are held by national financial institutions and management believes any credit risk of loss related to these amounts is remote.

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    Notes to Financial Statements - continued
                           December 31, 2004 and 2003

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation utilizing the intrinsic value method. See Note 4 for additional information regarding the Company's stock based compensation. Presented below is certain financial information of the Company with comparative proforma information determined as if the Company had accounted for the stock-based compensation utilizing the fair-value method.

                                                               2004                2003
                                                               ----                ----
          Net Loss as reported                            $ (2,960,451)     $ (1,130,857)
          Basic and diluted loss per share
            as reported                                   $      (0.06)     $      (0.04)
          Stock-based employee compensation
            cost included in net loss as reported         $      --         $      --
          Stock based employee compensation
            cost based on fair-value method               $      --         $      --
          Proforma net loss including stock-based
            compensation cost based on fair-value
            method                                        $ (2,960,451)     $ (1,130,857)
          Proforma basic and diluted loss per
          share including stock-based compensation
          cost based on fair-value method                 $      (0.06)     $      (0.04)

NEW ACCOUNTING PRONOUNCEMENTS
In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure", which provides alternative methods of transition for entities that voluntarily change to the fair value based method of accounting for stock-based employee compensation. The provisions of SFAS No. 148 as adopted by the Company did not have a significant impact on the Company's financial reporting or operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amended and clarified financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The Statement is effective for contracts entered into after June 30, 2003. The adoption of this Statement did not have a material effect on the Company's financial reporting or operations.

FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", was issued in May 2003 and establishes standards for how to classify and measure certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of the provision of this statement did not have a material impact on the consolidated financial statements of the Company.

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   Notes to Financial Statements -- continued
                           December 31, 2004 and 2003

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

NEW ACCOUNTING PRONOUNCEMENTS-CONTINUED
FASB Interpretation No. 4, " Consolidation of Variable Interest Entities an interpretation of ARB No. 51, as amended by FASB Interpretation No. 46R" was issued in January 2003 and addresses consolidation by business enterprises of variable interest entities. The Company does not have variable interest entities as defined by this Interpretation and therefore, the adoption of the provisions of this FASB Interpretation did not have a material impact on the consolidated financial statements of the Company.

FASB Statement No. 123(R) "Share-Based Payment", was issued in December 2004 and requires compensation costs related to share-based payment transactions be recognized in the financial statements. This pronouncement is effective as of the first interim or annual reporting period after June 15, 2005. The Company is currently evaluating the requirements of SFAS No. 123(R), but expects that the adoption of the Pronouncement will not have a material impact on the Company's consolidated financial position and consolidated results of operations.

FASB Statement No. 153, "Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29", was issued in December 2004 and provides additional guidance on the accounting for nonmonetary exchanges of assets. The provisions of this SFAS are effective for nonmonetary asset exchanges occurring in fiscal periods ending after June 15, 2005. The Company will adopt this SFAS effective January 1, 2006, and the adoption of the statement is not expected to have a significant effect on the Company's results of operations or financial position.


NOTE 2 - NONCONVERTIBLE DEBENTURES

In 1996, the Company issued a senior nonconvertible 6% debenture to an Austrian bank in the amount of $2,000,000 and a substantially identical junior nonconvertible 6% debenture in the amount of $500,000 to the financial organization, which identified the Austrian Bank as a potential investor in the Company. In 1997, the Company issued identical senior and junior debentures. Total net proceeds from the issuance of the debentures were $1,760,000. The excess of the $5,000,000 aggregate value of the debentures over the $1,760,000 of proceeds represents a discount on the debenture and fees charged by the parties for the investment. This discount and the related fees are being amortized over the life of the debentures. At December 31, 2004 and 2003 the unamortized discount and fees were $1,051,301 and $1,442,807. The approximate effective interest rate of the debentures is 12%.

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    Notes to Financial Statements - continued
                           December 31, 2004 and 2003

NOTE 2 - NONCONVERTIBLE DEBENTURES-CONTINUED

The debentures and interest are due and payable on September 30, 2006 and August 22, 2007, with $2.5 million plus accrued interest due on each date to the extent payment has not been made by the Company previously. The lender of the senior subordinated debenture is entitled to receive 1% of the Company's reported net income, payable quarterly, at such time net income is reported, for each $100,000 of principal amount of the debt which is outstanding. In addition, 50% of the outstanding principal amount is required to be repaid in the event the Company completes an initial public offering. In the event and to the extent that prepayments occur as required by the agreements, the unamortized discount will be recalculated using the interest method and a pro rata portion of the discount will be expensed at the time of the prepayment.

NOTE 3 - INVESTMENT IN NOVA RAY, INC.

In 2004, the Company entered into a Stock Purchase Agreement (the "Agreement") with another entity, Nova Ray, Inc. (Nova), under which the Company would issue 1,050,000 shares of the Company's common stock in exchange for 140,000 shares of Nova common stock. The transaction was executed in December 2004. The shares issued by the Company were restricted shares. The Agreement also provides that the Company may acquire an additional 210,000 shares of common stock of Nova for additional consideration.

The 140,000 shares of Nova, non-voting common stock acquired by the Company represents an approximate 10% interest in Nova. The Company is accounting for this investment at cost, and based the initial cost valuation on the fair value of the Company stock issued in exchange for the Nova stock at the transaction date.

The Company believes that the investment relationship established by the Agreement will create a synergistic relationship amongst the parties in which they would cooperate going forward on exploration projects and would be able to jointly utilize the technologies and capabilities of both companies.

NOTE 4 - SHORT-TERM ADVANCES AND NOTES PAYABLE

At December 31, 2004 and 2003, the Company had outstanding $369,758 and $212,200, respectively, of short-term interest bearing advances and notes payable, primarily from related parties. During 2004, the Company settled or exchanged for stock all prior year notes payable, with the exception of $17,400 due to a related party who performs legal services for the Company. For the amounts outstanding at December 31, 2004, $50,000 bears an interest rate of 6.75% and matures in 2005, which was loaned to the Company by a shareholder during 2004. Additionally, during 2004 the same shareholder loaned the Company $150,000, which was outstanding as of December 31, 2004, bears interest at 6.75% and matures in 2011. An additional $128,950 of the amount outstanding at December 31, 2004, was loaned to the Company by an executive officer and bears interest at 6.75% and matures in 2011. The remaining $23,408 was advances to the Company by a shareholder to pay for fuel for the Company Ship, New World Legacy.

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    Notes to Financial Statements - continued
                           DECEMBER 31, 2004 AND 2003

NOTE 5 - STOCK OPTIONS AND WARRANTS

The Company may grant stock options to the Company's officers, directors, key employees, and consultants to purchase the Company's common stock. Options are granted to purchase common stock shares at a price not less than fair market value of the stock at the date of grant as established by the Board of Directors. The Company may grant either incentive or nonqualified stock options to employees of the Company, but only nonqualified options may be granted to non-employee directors or consultants. Options expire not later than 10 years after the grant date, and have a maximum 10-year vesting term.

The Company made available 1,448,700 shares for issuance of stock options as of December 31, 2001. During 2002, the Company made available an additional 4,500,000 stock options under its 2002 Stock Option Plan. The Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, vesting requirements and the number of shares covered by each option. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," in October 1995. The Company has adopted SFAS No. 123 and as permitted by that Statement has elected to present pro forma fair-value stock-based compensation information as notes to the financial statements. The proforma presentation is presented in Note 1 to the financial statements.

The following table summarizes stock option activity over the past two years for options issued:

                                                             Number of     Weighted-Average
                                                             Shares        Exercise Price

         Options outstanding at January 1, 2003              768,200        $    1.46
                 Granted                                       --                 --
                 Exercised                                     --                 --
                 Canceled or Expired                           --                 --

         Options outstanding at December 31, 2003            768,200             1.46
                 Granted                                       --                 --
                 Exercised                                     --                 --
                 Canceled or Expired                         290,700             2.03

         Options outstanding at December 31, 2004            477,500             1.12

         Options exercisable at December 31, 2003            768,200             1.46

         Options exercisable at December 31, 2004            477,500             1.12

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    Notes to Financial Statements - continued
                           December 31, 2004 and 2003

NOTE 5 - STOCK OPTIONS AND WARRANTS-CONTINUED
For options outstanding and exercisable at December 31, 2004, the exercise prices and average remaining lives were:

Options Outstanding                                                    Options Exercisable
------------------------------------------------------------      --------------------------------

                                 Weighted-
                                 Average
                                 Remaining Life   Weighted-
Range of          Number         in               Average          Number          Weighted-Average
Exercise          Outstanding    Years            Exercise         Exercisable     Exercise Price
Prices            at 12/31/04                     Price            at 12/31/04

$  1.00             450,000           1.42        $ 1.00              450,000        $  1.00
$  3.00              27,500            .64        $ 3.00               27,500        $  3,00
                  -----------                                       -----------

                    477,500           1.37        $  1.12             477,500        $  1.12
                  ===========                                       ===========

At December 31, 2004, the Company had 14,222,580 outstanding warrants to purchase one share of common stock per warrant at prices ranging $.05 per share to $7.00 per share. The warrants were issued in connection with the Company obtaining short-term notes payable, financing, and in connection with the 2001 reorganization of the Company.

NOTE 6 - LOSS PER SHARE

The computation of basic and diluted earnings (loss) per share is based on the weighted average number of shares outstanding during the period presented, plus, when their effect is dilutive, additional shares assuming the exercise of certain vested stock options and warrants, in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Diluted per share amounts have not been presented in the accompanying statements of operations as their effect is anti-dilutive. The Company's loss from operations as presented on the Statement of Operations was used in the loss per share calculation. The weighted average number of shares outstanding for 2004 was 50,951,007 and for 2003 was 29,864,442.

NOTE 7 - INCOME TAXES

The Company has available unused operating loss carryforwards of approximately $17.8 million resulting in a deferred tax-asset of approximately $3.5 million which may be applied against future taxable income and which expires in various years from 2005 to 2019. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards, the Company has established a valuation allowance equal to the amount of the recognized benefit for the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards.

                       RUBY MINING COMPANY AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    Notes to Financial Statements - continued
                           December 31, 2004 and 2003

NOTE 8 - RELATED PARTY TRANSACTIONS

At times the Company may enter into transactions with related parties. During 2004, these transactions included the issuance of 1,126,636 shares for the cancellation of $214,586 in debt and accumulated interest at prices between $0.026 to $0.25 a share, which included the issuance of 319,732 shares issued to a former Director and CTO of the company for a debt of $12,789 including interest. The Company also has a note receivable of approximately $73,000 from an executive officer of the Company. At December 31, 2004 the note had matured and was in default. In addition, the Company has an expense advance receivable of approximately $155,000 from the same former executive officer of the Company.

During the year ended December 31, 2004, the Company issued 157,857 shares of restricted unregistered common stock of the Company as retainer payment for future services to be provided for the Company, valued at approximately $110,500. Of these shares, 142,857 shares were issued to a related party for legal work, and issuances were at $0.70 per share.

NOTE 9- LEASES

In June 2002, the Company entered into an operating lease for its current office facility through July 31, 2005. In July 2003, this lease was amended to reduce the square footage rented by the Company. Future minimum lease payment obligations as of December 31, 2004 are as follows:

                             2005                  $25,222

Note 10 - Subsequent Events

In the first quarter of 2005, the Company received $302,100 of additional capital as part of a $990,000 private placement to raise additional capital to fund operations. Additionally, 100,000 shares were issued as a result of an option exercise at $0.25 per share for a total consideration of $25,000.





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